Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Business First Bancshares, Inc. on Form S8 No. 333-234256 of our report dated June 21, 2024, on our audit of the financial statements of the b1BANK Employee Retirement Plan and Trust as of December 31, 2023, and for the year ended and supplemental schedule as of December 31, 2023, which report is included in this Annual Report on Form 11-K to be filed on or about June 21, 2024.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Baton Rouge, Louisiana

June 21, 2024